Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

June 2, 2020

Ampco-Pittsburgh Corporation Explores Potential Rights Offering

Carnegie, PA, June 2, 2020 – Ampco-Pittsburgh Corporation (NYSE: AP) (the “Corporation”) announced today that it is contemplating a rights offering that would, when initiated, involve the issuance to its shareholders (as of a future record date) of a dividend of rights and potential over-subscription rights to purchase shares of its capital stock (“Shares”) and potentially other securities. The Corporation is considering offering any or all of the following securities: common stock, dividend yielding preferred stock, warrants and/or dividend yielding convertible preferred stock. The offering of the securities would be made pursuant to a registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”).

In a rights offering shareholders as of the record date would receive a right, but not the obligation, to purchase Shares and potentially other securities during a to-be-determined exercise period. Shareholders as of the record date would also receive over-subscription rights to purchase additional securities beyond their pro rata percentage ownership.

“We are exploring a potential rights offering to raise additional capital to accelerate our restructuring efforts, improve overall liquidity, and reduce indebtedness. If we proceed with this offering, our shareholders will have the first opportunity to purchase additional securities to maintain or increase their current percentage ownership in our company,” said Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer.

The Corporation has engaged RHK Capital to gauge feedback and interest for the contemplated rights offering from institutional accredited investors and qualified institutional buyers. Please contact RHK Capital at info@rhk.capital to discuss potential terms of the rights offering. The Corporation welcomes feedback from institutional accredited investors and qualified institutional buyers as it tests the waters on the contemplated rights offering.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industry. It also manufactures open-die forged products which principally are sold to customers in the steel distribution market, oil and gas industry and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, Slovenia, and participates in three operating joint ventures located in China. It has sales offices in North and South America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

About RHK Capital

Advisory Group Equity Services, Ltd. (dba RHK Capital) was founded in 1984. RHK Capital is a boutique investment banking firm specializing in small to medium-sized transactions. RHK is led by a management team with extensive financial industry experience and a desire to provide companies and individuals with the tools and expertise to accomplish their financial goals. In addition to investment banking, RHK has grown to include businesses in general securities, emerging market securities, distressed and high yield debt securities, investment management, mortgages, and business lending. As a division of Advisory Group Equity Services (AGES), all securities are offered through Advisory Group Equity Services Ltd., a registered broker-dealer, member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation.

“Test-the-Waters” Disclaimer

Ampco-Pittsburgh Corporation plans to “test the waters” to gauge market demand for its contemplated rights offering prior to filing the Registration Statement with the SEC. No money or other consideration is being solicited at this time, and if sent in response, will not be accepted. No offer to buy the Shares or other securities can be accepted and no part of the purchase price can be received until the Registration Statement is filed with the SEC and declared effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the effective date of the Registration Statement. Any person’s indication of interest regarding the securities or this press release involves no obligation or commitment of any kind.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on behalf of the Corporation. The information contained in this press release may include, but are not limited to, statements about undertaking the rights offering described herein, operating performance, trends, events that we expect or anticipate will occur in the future, statements about sales levels, restructuring, the impact from global pandemics (including COVID-19), profitability and anticipated expenses and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: cyclical demand for products and economic downturns; excess global capacity in the steel industry; increases in commodity prices or shortages of key production materials; consequences of global pandemics (including COVID-19); new trade restrictions and regulatory burdens associated with “Brexit”; inability of the Corporation to successfully restructure its operations; limitations in availability of capital to fund the Corporation’s operations and strategic plan; inability to satisfy the continued listing requirements of the New York Stock Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; and those discussed more fully in documents filed with the SEC by the Corporation, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s Form 10-K for the year ended December 31, 2019, and Part II of the Corporation’s Form 10-Q for the quarter ended March 31, 2020. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that the Corporation may not be able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.